Exhibit 7Q

NETLOJIX ACQUISITIONS CORPORATION
68 Alameda Padre Serra
Santa Barbara, California 93103

February 28, 2003

Janet Jarie Jensen Foundation
2121 Precinct Line Road
Hurst, TX 76054
Attention: Janet J. Jensen

                                    Re:       Rescission of Stock Purchase

Dear Janet:

        On December 31, 2002, NetLojix Acquisitions Corporation ("NAC") purchased from the Janet Jarie Jensen Foundation ("Seller") a total of 24,124 shares (the "Shares") of the common stock of NetLojix Communications, Inc. ("NetLojix").

        This letter agreement (the "Rescission Agreement") will confirm our agreement to rescind the purchase of the Shares on the terms set forth below.

1.                 Mutual Consent to Rescission.  The parties hereby mutually consent and agree to rescind the purchase of the Shares.

2.                 Disposition of Consideration Received. Upon execution of this Rescission Agreement, Seller will repay the $482.48 received from NAC for the Shares.

3.                 Surrender of Rights. The parties mutually agree to forgo all other rights and benefits relating to the purchase and sale of the Shares as consideration for the rescission of that purchase and sale.

4.                 General Provisions.

4.1             Amendments, etc.  This Agreement may be amended or its provisions waived only by agreement in writing of all parties.  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

4.2             Governing Law; Jurisdiction.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California, excluding any laws that direct the application of another jurisdiction's laws.

4.3             Counterparts.  This Agreement (and any amendment hereto or any other document delivered pursuant hereto) may be executed in one or more counterparts. The facsimile transmission of any original signed counterpart of this Agreement (or any amendment hereto or any other document delivered pursuant hereto) shall be treated for all purposes as the delivery of an original signed counterpart.

        If the foregoing correctly sets forth our mutual understanding, please execute and return one copy of this letter to the undersigned.

Very truly yours,
NETLOJIX ACQUISITIONS CORPORATION

By /s/ANTHONY E. PAPA
Anthony E. Papa
Chief Executive Officer

Dated: March 5, 2003

Agreed to and accepted:

"Seller"

JANET JARIE JENSEN FOUNDATION

By:     /s/JANET J. JENSEN
Janet J. Jensen
Authorized Officer